Exhibit 99.1

Protein Polymer Technologies Completes License Agreement with

Surgica Corporation

Patented Embolization Products Target Potential Multi-Million Dollar Market Opportunities

San Diego, CA – December 20, 2005 – Protein Polymer Technologies, Inc. (OTC Bulletin Board: PPTI), a biotechnology device company that is a pioneer in protein design and synthesis today announced that it has entered into an exclusive, worldwide License Agreement with Surgica Corporation through which PPTI has acquired the rights to Surgica’s technology and products. This license arrangement is completed pursuant to the asset purchase option agreement between the two companies previously announced.

Under the terms of the agreement, PPTI will receive the exclusive rights to develop and commercialize Surgica’s three FDA-cleared polyvinyl alcohol (PVA) based embolization products – PVA Plus™, MicroStat™ and MaxiStat™ and one additional product under development, Blocker™. PPTI will assume up to approximately $650,000 of certain Surgica liabilities, cash payments of up to approximately $400,000 against certain other Surgica liabilities and a royalty to Surgica of 25 percent of net profits on revenues generated by the sale of the Surgica products.

“We are pleased that this deal has been completed. Execution of this license agreement is a key event for PPTI, and is one more step in continuing to strengthen and expand our pipeline,” said William N. Plamondon III, Chief Executive Officer of PPTI. “As we move forward, we plan to continue to be aggressive in the licensing and collaboration front in support of our strategic priority of evolving our research and development governance.”

As anticipated, PPTI also completed the Supply and Services Agreement which provides for the manufacture of product by Surgica and the provision of services to PPTI including further product development, in exchange for operating payments to Surgica.

Manufactured according to a proprietary process, Surgica’s patented PVA foam embolization products include both spherical and standard particle forms. Advancing standard PVA technology that has been safely used in humans for over 30 years, Surgica’s products have fluid suspension properties intended to maximize product performance.

PPTI and Surgica have developed three new sterile convenience kits packaged with Surgica’s PVA products designed to improve ease of use for physicians and overall procedure efficiency. PPTI anticipates introducing these newly designed convenience kits in late March 2006 at the Society of Interventional Radiology Annual Scientific Meeting.

Currently, Surgica’s products are cleared for use in the endovascular management of arteriovenous malformations and neoplastic lesions when presurgical devascularization is desirable. PPTI plans to submit a new 510(k) application to the FDA to expand the labeled indications for Surgica’s products to include treatment of uterine fibroids, liver cancer and certain other applications.

Approximately 70 percent of the projected 275,000 hysterectomies performed to treat uterine fibroids in 2005 would benefit from this procedure. PPTI estimates a conservative annual market potential for uterine fibroids embolization could exceed $200 million in the U.S. and $300 - $500 million worldwide.

Embolic agents are also used in the treatment of inoperable liver cancer, a condition affecting approximately 75,000 people in the United States in 2005, with an annual market potential of $200 million in the U.S. and $400 million worldwide.

About Protein Polymer Technologies, Inc.

Protein Polymer Technologies, Inc. is a biotechnology company that discovers and develops innovative therapeutic devices to improve medical and surgical outcomes. The Company focuses on developing technology and products to be used for soft tissue augmentation, tissue adhesives and sealants, wound healing support and drug delivery devices. Protein Polymer Technologies’ proprietary protein-based biomaterials are uniquely tailored to optimize clinical performance and contain no human or animal components that could potentially transmit or cause disease. The company is headquartered in San Diego, California. For additional information about the company, please visit www.ppti.com.

To date, PPTI has been issued twenty-six U.S. Patents on its core technology with corresponding issued and pending patents in key international markets.

This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations scientific and product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale up. The reader is encouraged to refer to the Company's 2004 Annual Report Form 10-KSB, and 10KSB/A and other recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.

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Investor Contact: Erin Davis, (858) 558-6064 x 120 Protein Polymer Technologies, Inc.	Media Contact: Bryan deCastro, (631) 495-9177 Carole Boucard, (954) 370-2524 Creative Public Relations